Exhibit 11.1

INTERNAL RULES FOR THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE MANAGEMENT AND OTHER PERMANENT INSIDERS OF GENMAB A/S (CVR NO. 21032884) REGARDING THE PREVENTION OF INSIDER DEALING, TRADING WINDOWS, UNLAWFUL DISCLOSURE OF INSIDE INFORMATION, NOTIFICATION OF TRANSACTIONS AND GUIDELINES FOR THE COMPANY'S TRADE IN ITS OWN SECURITIES.

1. PURPOSES

1.1 The purposes of the following rules are to prevent the members of the board of directors, the executive management and other persons included on the permanent insiders' section of the insider list of Genmab A/S (the "Company") from carrying out insider dealing, to prevent unlawful disclosure of inside information and to ensure compliance with the notification obligation set out in Article 19 of the Market Abuse Regulation.

2. THE PERSONS AND COMPANIES COVERED BY THESE RULES

2.1 These rules (the "Internal Rules") shall apply to (i) members of the Company’s board of directors (the “Board of Directors”), (ii) the registered and un-registered members of the Company’s executive management (the “Executive Management”) and other members of the Company's executive committee, and (iii) other persons than the persons listed under (i) or (ii) that have been included on the permanent insiders' section of the Company's insider list ("Other Permanent Insiders") (hereinafter collectively referred to as "Permanent Insiders"). All Permanent Insiders must be informed in writing that they are comprised by these Internal Rules.

3. FINANCIAL INSTRUMENTS (SECURITIES) COVERED BY THE INTERNAL RULES

3.1 These Internal Rules shall apply to financial instruments issued by the Company, which are admitted for trading and listing on Nasdaq Copenhagen, Nasdaq Global Select Market in the U.S. and any other listed or non-listed financial instruments related thereto. The financial instruments, to which these Internal Rules shall apply, are hereinafter referred to as the "Securities".

4. DEFINITION OF "INSIDE INFORMATION"

4.1 "Inside Information" means information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company, its directly and indirectly owned subsidiaries (the “Subsidiaries”) or one or more Securities, and which, if it were made public, would be likely to have a significant effect on the prices of one or more Securities.

4.2 Information is deemed to be "of a precise nature" if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, which is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of one or more Securities.

4.3 Information which, if it were made public, would be likely to have a "significant effect" on the prices of one or more Securities means information a reasonable investor

Exhibit 11.1

would be likely to use as part of the basis of his or her investment decisions. According to U.S. securities regulation, Inside Information includes any non-public information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.

4.4 The following information will usually be considered Inside Information:

●	Major expansion or reduction of the activities of the Company.
●	Entering into/termination of major contracts including co-operation agreements or license agreements as well as receipt of larger payments under such agreements.
●	Significant research results (including in particular from clinical trials) as well as regulatory approvals/denials.
●	Important new products or product candidates.
●	Major new markets or loss of such markets.
●	Major investments.
●	Legal proceedings instituted by or against the Company if it is considered that the result thereof may be of material importance.
●	Winding-up, suspension of payments, petition for winding-up proceedings etc.
●	Proposal for merger with another company.
●	Transfer of a majority shareholding in the Company.
●	Amendment of the registered members of the Executive Management or the chair or the vice chair of the Board of Directors.

5. HANDLING OF INSIDE INFORMATION

5.1 A person in possession of Inside Information may generally not disclose such knowledge to others, whether internally within the Company or externally to closely related parties (spouse, children etc.) or others, and may not give trading advice to others, even if the advice is given without disclosing Inside Information.

5.2 Disclosure of Inside Information may, however, take place, if it is made in the normal exercise of employment, profession or duties.

5.3 A recipient of Inside Information will be prevented from trading in Securities until such information has been made public.

5.4 If a Permanent Insider is in doubt as to whether he/she may disclose Inside Information to others internally or externally, the Permanent Insider shall submit the matter to his/her superior (for registered members of the Executive Management the Board of Directors and for board members the chair of the Board of Directors) before disclosing the Inside Information.

5.5 If a Permanent Insider needs to pass on Inside Information externally (including to legal advisers, accountants and financial consultants) the person in question shall ensure - prior to disclosure - that the receiver is legally obligated to treat such information in confidence by either law, regulation or contract (e.g. a confidentiality agreement).

Exhibit 11.1

6. SECURING OF INSIDE INFORMATION

6.1 Any person who is in possession of material containing Inside Information shall be responsible for the material being kept and handled in a manner, which shall not permit others to become acquainted with its contents.

6.2 In order to meet the obligations in Section 6.1, particular care should be exercised in connection with copying, mailing (including by email) externally and internally and in similar situations. In this respect, the following precautions in particular may be considered:

●	to refer to sensitive matters using an anonymous name or a code;
●	to restrict access to letters and documents etc. in the computer system so that only the persons having a need for them in the dispatch of their work can gain access to the material;
●	to take the utmost care to ensure that confidential material and drafts for such material are never left by copying machines, in conference rooms or in waste paper baskets without being shred properly;
●	to take the utmost care when transmitting by fax, for instance by coordinating such fax transmissions between recipient and sender so that personal receipt by the recipient is made possible;
●	to arrange plain envelopes when handling material internally; and
●	to ensure that external mailing is marked "personal and confidential" or similar marking and is addressed to a specific recipient.

7. DUTY OF NOTIFICATION REGARDING TRANSACTIONS WITH SECURITIES FOR PERSONS DISCHARGING MANAGERIAL RESPONSIBILITIES

7.1 The Executive Management shall keep a register of all members of the Board of Directors, the registered members of the Executive Management and other senior executives who have regular access to inside information that relates directly or indirectly to the Company and who have power to take managerial decisions affecting the future developments and business prospects of the Company (hereinafter collectively referred to as a "PDMR" or as "PDMRs") stating the full name, position/function and address of such persons and of persons closely associated with a PDMR and all such PDMRs must be informed of their notification obligation.

7.2 A PDMR shall notify the Company and the Danish Financial Supervisory Authority (“Finanstilsynet”) about his/her transactions involving Securities. Such transactions include inter alia sale, acquisition, gift, pledge, (share) lending as well as receipt of and exercise of warrants to subscribe shares in the Company. The notification must be made promptly and in any event no later than 3 (three) business days after the date of the transaction. The Company will disclose notifications by way of a company announcement.

7.3 Persons closely associated with a PDMR also have a duty of notification regarding their transactions with Securities.

7.4 Schedule 1 outlines what information notifications pursuant to Sections 7.2 and 7.3 must contain. PDMRs and persons closely associated with them may assign a proxy to the Company to report transactions to the Danish Financial Supervisory Authority on their

Exhibit 11.1

behalf. If such proxy is made, the PDMR and persons closely associated with them shall promptly inform the Company of any transactions with Securities.

7.5 The Company shall on a continuous basis provide detailed written information to the PDMRs about their reporting obligations and the obligation of the PDMRs to inform persons closely associated with them of their reporting obligations.

7.6 The notification obligation shall also apply to Securities, which are included in a pension scheme administered by the person in question him/herself. However, the notification obligation shall not apply to Securities, which are included in a pension scheme administered by a bank or an insurance company to which the person in question contributes without any influence as to the allocation of the funds.

8. PROHIBITION AGAINST SPECULATIVE TRANSACTIONS

8.1 Members of the Board of Directors and members of the Company's Executive Management may not carry out or participate in speculative transactions concerning any Securities. Neither shall the Company carry out or participate in such speculative transactions.

8.2 By "speculative transactions" is understood purchases with subsequent sale (and possible repurchase) after a short period of ownership - usually less than six months - as opposed to purchases with a view to a longer-term investment (sale of shares in the Company in connection with exercise of warrants is not comprised by this prohibition).

9. INSIDER LISTS AND CLOSED TRADING WINDOWS

9.1 The Company shall establish and continuously update lists of those persons who are employed by the Company (as well as by its Subsidiaries) and who have access to Inside Information cf. Article 18 of the Market Abuse Regulation ("Insider Lists"). All Permanent Insiders of the Company shall be included on the Permanent Insiders' Section of the Company’s Insider Lists.

9.2 Referring to article 19 of the Market Abuse Regulation, all Permanent Insiders are prohibited from conducting transactions with Securities on their own account or on the account of a third party, directly or indirectly, during a period of 30 calendar days before the day of the announcement of an interim financial report or a year-end report ("Closed Trading Windows").

9.3 Transactions with Securities outside the Closed Trading Windows may be carried out only in Open Trading Windows, cf. Section 9.4 and subject to the general prohibition against insider dealing, cf. Section 11.

9.4 Permanent Insiders may only carry out transactions with Securities (whether for their own account or for the account of a third party, directly or indirectly) twenty-four (24) hours after publication of the Company's interim financial reports or the annual report and during a period ending six (6) weeks after publication of the Company's interim financial reports or the annual report ("Open Trading Windows").

9.5 Transactions with Securities within a Closed Trading Window and outside an Open Trading Window may be effected in particular circumstances, subject to the prior written acceptance by the chair of the Board of Directors. Such acceptance shall be made on a

Exhibit 11.1

case-by-case basis due to exceptional circumstances, such as severe financial difficulty on part of the Permanent Insider or due to the characteristics of the trading involved for transactions made under the Company’s share programs etc. Acceptance will never be made if the Permanent Insider asking for such acceptance is in possession of Inside Information.

9.6 Subscription of new employee shares (which shall include also subscription through the exercise of warrants granted to Permanent Insiders) may take place outside an Open Trading Window. However, for the avoidance of doubt it is noted that the shares subscribed may only be sold within an Open Trading Window and always subject to the general prohibition against insider dealing, cf. Section 11.

9.7 The Board of Directors or - in urgent matters - the chair of the Board of Directors may in one-off cases lay down further restrictions concerning the period within which the Securities subject to these Internal Rules may not be traded.

10. TRADING PERIODS (THE COMPANY'S TRADING IN SECURITIES)

10.1 The Company shall not purchase and dispose of Securities during a period of 30 calendar days before the announcement of an interim financial report or a year-end report. Please see the Guidelines for the Company and its Subsidiaries’ trade in Securities for further information.

11. PROHIBITION AGAINST INSIDER DEALING

11.1 In connection with transactions with Securities, Permanent Insiders shall comply strictly with the prohibition against insider dealing.

11.2 Insider dealing arises if a Permanent Insider possesses Inside Information and uses that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Securities to which that information relates. The use of Inside Information by cancelling or amending an order concerning a Security to which the information relates where the order was placed before the employee possessed the Inside Information, shall also be considered insider dealing.

11.3 If Permanent Insiders are in possession of Inside Information, they shall not engage in any transactions regarding Securities.

11.4 Prior to trading in Securities within an Open Trading Window, Permanent Insiders must complete the relevant procedure set out below:

Board of Directors: The board members shall consult with the Chair of the Board of Directors and the Corporate Secretary. The Corporate Secretary will then consult with relevant stakeholders (and external legal counsel, if relevant) and will inform the board member if any objections or concerns are raised. If there are no objections or concerns, the board member may carry out the transaction within 5 trading days, unless otherwise agreed with the Legal Department and provided always that the board member does not gain access to Inside Information during such period.

Executive Management: Members of the Executive Management shall consult with the Chief Executive Officer and the Legal Department. A challenge call must be set up to explore whether the member is in possession of Inside Information and/or material non-public information that would prevent the member from initiating the transaction. The member of

Exhibit 11.1

the Executive Management, the Chief Legal Officer, a representative from the Legal Department, the Corporate Secretary and external DK and US counsels shall participate in the challenge call. The Chief Executive Officer and/or the Chief Financial Officer shall attend, if relevant. If there are no objections or concerns, the member may carry out the transaction within 5 trading days, unless otherwise agreed with the Legal Department and provided always that the member does not gain access to Inside Information during such period.

Other Permanent Insiders: Other Permanent Insiders shall consult with the Legal Department. In case no objections or concerns are raised, the Permanent Insider may initiate the transaction within 5 trading days, unless otherwise agreed with the Legal Department and provided always that the Permanent Insider does not gain access to Inside Information during such period.

12. COMPLIANCE WITH THE INTERNAL RULES AND SANCTIONS

12.1 These Internal Rules shall be kept by the Legal Department from where they can be requisitioned.

12.2 The Company shall continuously ensure that each Permanent Insider is familiar with the contents of these Internal Rules and aware of the duties, responsibilities and implications these Internal Rules may inflict on each Permanent Insider.

12.3 If the Executive Management suspects that there has been a breach of the prohibition against i) trading outside an Open Trading Window or trading within a Closed Trading Window, ii) insider dealing, or iii) unlawful disclosure of Inside Information, the Executive Management is obliged to inform the chair of the Board of Directors immediately.

12.4 It is emphasized that breach of the rules contained in these Internal Rules may be considered a criminal offence in Denmark and the United States and as sufficient grounds for summary dismissal. In Denmark, any breach of the prohibitions against insider dealing and unlawful disclosure of Inside Information by a Permanent Insider may - depending on the circumstances – be punishable by a fine or imprisonment up to one (1) year and six (6) months, and in particularly grave cases imprisonment up to six (6) years. In the United States, such a breach may result in penalties and sanctions that include disgorging any profits gained or loss avoided, up to 20 years in prison, criminal fines of up to USD 5 million, and civil penalties of up to three times the profit gained or loss avoided (whether directly by a Permanent Insider, or by a third party as a result of the Permanent Insider’s breach) and civil injunctions by the U.S. Securities Exchange Commission.

13. UNINTENTIONAL SPREAD OF INSIDE INFORMATION

13.1 In case a Permanent Insider finds or reasonably suspects that Inside Information has been disclosed in violation of the rules contained in these Internal Rules he/she must immediately inform the Executive Management of this or as the case may be the Board of Directors. The Executive Management and/or the Board of Directors will thereafter assess whether a public disclosure of the information is required.

14. DUTY OF DISCLOSURE OF INFORMATION TO NASDAQ COPENHAGEN AND THE DANISH FINANCIAL SUPERVISORY AUTHORITY AND INCONSISTENCIES

Exhibit 11.1

14.1 The Company is obliged to provide a copy of the Insider Lists to Nasdaq Copenhagen and the Danish Financial Supervisory Authority on request. The Company may also share these Internal Rules with Nasdaq Copenhagen as well as authorities in Denmark and/or the U.S. Nothing herein shall take precedence over applicable rules and regulations and in the cases of any inconsistency between the contents of these rules and the Market Abuse Regulation and regulations issued thereunder, said regulations (as the case may be) shall take precedence.

15. COMMENCEMENT AND CHANGES

15.1 These Internal Rules shall become effective on January 1, 2025, and may only be changed by the Board of Directors. These Internal Rules shall be reviewed by the Board of Directors at least once a year.

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Exhibit 11.1

Adopted by the Board of Directors on November 21, 2024.

SCHEDULE 1: NOTIFICATION FORM

Template for notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1.	Details of the person discharging managerial responsibilities/person closely associated
a)	Name
2.	Reason for the notification
a)	Position/status
b)	Initial notification/Amendment
3.	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Genmab A/S
b)	LEI-code	529900MTJPDPE4MHJ122
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code
b)	Nature of the transaction
c)	Price(s) and volume(s)	Price(s) Volume(s)
d)	Aggregated information -Aggregated volume -Price

Exhibit 11.1

e)	Date of the transaction
f)	Place of the transaction